POWER OF ATTORNEY

The undersigned Treasurer and Principal Financial Officer of the New Covenant Funds (the “Trust”), a Delaware statutory trust, hereby appoints Robert E. Leech, Patrick W.D. Turley, Esq. and Cynthia D. Baughman, Esq. and each of them singly, as attorneys-in-fact and agents, in all capacities, to execute and to file any and all Registration Statements and all amendments thereto relating to the Trust’s offering of the Trust’s shares under the Investment Company Act of 1940, as amended and/or the Securities Act of 1933, as amended, each such act, as amended, covering the registration of the Trust as an investment company and the sale of shares of the series to the Trust, including all exhibits and any and all documents required to be filed with respect thereto with any regulatory authority. The undersigned grants to said attorneys full authority to do every act necessary to be done in order to effectuate the same as fully, to all intents and purposes, as he or she could do if personally present, thereby ratifying all that said attorneys-in-fact and agents may lawfully do or cause to be done by virtue hereof.

The undersigned Treasurer and Principal Financial Officer hereby executes this Power of Attorney as of this 29th day of October, 2008.

Name	Title
/s/ Patrick J. Rudnick	Treasurer/
Patrick J. Rudnick	Principal Financial Officer